UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2002

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
1100 H Street, N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of	53-0162882
	1100 H Street, N.W.	Columbia
	Washington, D.C. 20080	and Virginia
(703) 750-4440

Former name or former address, if changed since last report: None

ITEM 5. OTHER EVENTS

District of Columbia Regulatory Matters

As previously reported, on February 17, 2000, the District of Columbia’s Office of the People’s Counsel (OPC) filed a complaint with the Public Service Commission of the District of Columbia (PSC of DC) requesting an investigation into the reasonableness of the existing rates of Washington Gas Light Company (Washington Gas). On February 28, 2000, Washington Gas filed an answer urging the PSC of DC to dismiss the OPC complaint. On March 21, 2001, the PSC of DC issued an Order granting the OPC’s request to initiate an investigation into the reasonableness of Washington Gas’ base rates. The PSC of DC’s Order required Washington Gas to file base rate information no later than ninety days from March 21, 2001.

On June 19, 2001, Washington Gas filed an application with the PSC of DC to increase rates in the District of Columbia. The request sought to increase overall annual revenues in the District of Columbia by approximately $16.3 million, or 6.8 percent, based on a proposed return on equity of 12.25 percent.

Also as previously reported, on March 8, 2002, the OPC filed testimony in which it recommended that the PSC of DC order Washington Gas to reduce its rates by $12.0 million, or 5.0 percent. The OPC’s recommendation was premised on a 9.75 percent return on common equity. The OPC also recommended a one-time refund of an estimated $9 million associated with Pensions and Other Postretirement Benefits that had been collected by Washington Gas in accordance with a tracking mechanism approved previously by the PSC of DC. Washington Gas filed rebuttal testimony on April 15, 2002, which supported its request for a $16.3 million increase. Evidentiary hearings were held the week of May 20, 2002.

On October 29, 2002 the PSC of DC issued an order for Washington Gas to decrease rates. The order directs a decrease in overall annual revenues in the District of Columbia of approximately $7.5 million. The PSC of DC approved a return on common equity of 10.60 percent and an overall rate of return of 8.83 percent. The PSC of DC rejected Washington Gas’ incentive rate plan. The PSC of DC also rejected a proposal by OPC seeking retroactive refunds of asset management revenues collected by Washington Gas in the past and adopted the proposal that Washington Gas share fifty percent of such future revenues with customers. The PSC also ordered Washington Gas to refund the pension and postretirement costs described above over three years. Because these benefits had been collected through a tracking mechanism, there will be no effect on income.

On November 6, 2002, Washington Gas filed with the PSC of DC an Application for Reconsideration of the order issued by the PSC of DC on October 29, 2002. Washington Gas’ Application for Reconsideration automatically stayed the PSC of DC’s order at least until there is a response by the PSC of DC to Washington Gas’ Application for Reconsideration. Washington Gas claims that the PSC of DC made calculation errors that overstated the amount of the revenue reduction by $1.4 million. Washington Gas also claims that the PSC of DC failed to take into consideration legitimate costs and operating expenses incurred by Washington Gas and included in the evidentiary record of the case.

In the Application for Reconsideration, Washington Gas has asked the PSC of DC to reconsider its approach to pro forma adjustments to historical test year results and to review record evidence relating to the treatment of replacement plant and other non-revenue related expenses. Washington Gas also requested the PSC of DC to modify its ruling to correct calculation errors and apply its articulated principles consistently, with the result that Washington Gas would only reduce rates by $1.9 million, which would allow Washington Gas the opportunity to earn the 10.60 percent return on common equity and the 8.83 percent overall rate of return authorized by the PSC of DC, assuming no changes in actual expenses versus the test period. At the present time Washington Gas cannot predict the outcome of its Application for Reconsideration. A decision by the PSC of DC on the Application for Reconsideration will apply on a prospective basis from the date of the order deciding the Application for Reconsideration.

Virginia Regulatory Matters

As previously reported, on June 14, 2002, Washington Gas filed with the State Corporation Commission of Virginia (SCC of VA) an application to increase annual revenues in Virginia. The Shenandoah Gas Division of Washington Gas is included in the filing. The request seeks to increase overall annual revenues by approximately $23.8 million. Washington Gas is requesting an overall rate of return of 9.42 percent and a return on common equity of 12.25 percent versus its current return on common equity of 11.50 percent for Washington Gas and 10.70 percent for Shenandoah Gas.

Under the regulations of the SCC of VA, Washington Gas placed the entire amount of the requested revenue increase into effect on November 12, 2002, subject to refund based upon the SCC of VA’s final decision in the proceeding.

On November 15, 2002, the Staff of the SCC of VA (Staff) filed testimony in this proceeding in response to Washington Gas’ presentation. The Staff recommended that Washington Gas’ revenues are sufficient and do not need to be revised, but recommended that operating revenues for the Shenandoah Gas Division be decreased by $1.4 million. The Staff’s estimate of the cost of equity for Washington Gas, including the Shenandoah Division, is a range between 9.50 percent and 10.50 percent.

Washington Gas will file rebuttal testimony in this proceeding no later than December 4, 2002 and hearings are scheduled to begin on December 16, 2002.

Washington Gas is a wholly owned subsidiary of WGL Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date	November 19, 2002

Mark P. O’Flynn
Controller
(Principal Accounting Officer)